UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 16, 2008

UAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-06033	36-2675207
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

77 W. Wacker Drive, Chicago, IL 60601

(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 997-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 8.01.	Other Events.

UAL Corporation, the holding company whose primary subsidiary is United Air Lines, Inc. (“United”), United and UAL Loyalty Services, LLC, a subsidiary of United (collectively, the “Company”), executed an Amended and Restated Co-Branded Card Marketing Services Agreement (the “Co-Brand Agreement”) with Chase Bank USA, N.A. (“Chase”), pursuant to which Mileage Plus members accrue frequent flyer miles for making purchases using a Mileage Plus Visa card issued by Chase. United has also entered into an amendment to its largest credit card processing agreement (the “Processing Agreement”).

The Co-Brand Agreement provides for the advance purchase of frequent flyer miles by Chase, and for joint marketing and other support for the Mileage Plus Visa card and other co-branded credit and debit cards. Pursuant to the terms of the Co-Brand Agreement, the Company has received an additional $600 million from Chase, of which $500 million relates to the advance purchase of frequent flyer miles and $100 million relates to the extension of the term of the Co-Brand Agreement to 2017. The Company has agreed to secure up to $850 million of its obligations under the Co-Brand Agreement, including the repurchase of miles previously purchased by Chase, by granting a silent junior lien on the collateral currently securing UAL and United’s Amended and Restated Revolving Credit, Term Loan and Guaranty Agreement. The existing credit facility collateral includes certain of United’s international route authorities, international slots, related gate interests and associated rights. In addition, the Company has agreed to grant a senior security interest in specified intangible Mileage Plus assets.

Under the Processing Agreement, the financial institution has the right to require that United maintain a reserve account equal to the amount of certain advance ticket sales that have been processed, but for which travel has not occurred (referred to as a “reserve”). The amendment to the Processing Agreement eliminates the requirement that United maintain a minimum fixed charge coverage ratio, and reduces the amount of the reserve. Prior to the amendment, the required reserve was 25% of relevant advance ticket sales, which was approximately $382 million as of June 30, 2008. Under the terms of the amendment, the required reserve is reduced to $25 million provided United maintains a balance of at least $2.5 billion in unrestricted cash, cash equivalents and short-term investments (the “unrestricted cash balance”). The amount of the reserve will increase if the unrestricted cash balance drops below $2.5 billion, up to a maximum reserve percentage of 50% if the unrestricted cash balance drops below $1.0 billion. The new $25 million reserve reflects a return of more than $350 million of restricted cash back to United in the third quarter of 2008. In exchange for these benefits, United has agreed to share the senior security interest in the specified intangible Mileage Plus assets granted to Chase under the Co-Brand Agreement with the credit card processors.

The Company’s press release regarding these agreements is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release issued by UAL Corporation dated September 18, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UAL CORPORATION

By:	/s/ Paul R. Lovejoy
Name:	Paul R. Lovejoy
Title:	Senior Vice President, General Counsel & Secretary

Date: September 18, 2008

EXHIBIT INDEX

Exhibit No.	Description
99.1*	Press Release issued by UAL Corporation dated September 18, 2008

*	Filed herewith electronically.

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